Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Kintara Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation (1)	Amount Registered (2)	Proposed Maximum Offering Price Per Share (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	9,000,000	$0.1383	$1,244,700.00	0.0000927	$115.39
	Total Offering Amounts							$115.39
	Total Fees Previously Paid							-
	Total Fee Offsets (3)							-
	Net Fee Due							$115.39

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low sales price per share of the Registrant’s common stock, par value $0.001 per share (“Common Stock”) reported by The Nasdaq Capital Market on September 26, 2022.

(2) Covers 9,000,000 shares of the Common Stock issuable under the Registrant’s 2017 Omnibus Equity Incentive Plan (the “Plan”). Pursuant to Rule 416(c) promulgated under the Securities Act, this registration statement shall also be deemed to cover any additional shares of Common Stock that may from time to time be offered or issued under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions that increases the number of outstanding shares of Common Stock.

(3) The Registrant does not have any fee offsets.